Exhibit 99.1
W HOLDING COMPANY, INC.
THE FINANCIAL HOLDING COMPANY OF
WESTERNBANK PUERTO RICO
PROVIDES AN UPDATE ON NASDAQ PREFERRED STOCK LISTING
MAYAGUEZ, Puerto Rico, March 20, 2008 — W Holding Company, Inc. (NYSE: WHI), the financial holding company for Westernbank Puerto Rico, today announced that it received an Additional Staff Determination letter from The Nasdaq Stock Market indicating that the Company’s failure to file its Annual Report on Form 10-K for the year ended December 31, 2007 in a timely fashion, as required under Marketplace Rule 4310(c)(14), serves as an additional basis for delisting the Company’s Series B, C, D, E, F, G and H preferred securities. The shares continue to be listed for trading on The Nasdaq Stock Market as explained below.
     The Company previously announced that it had received determination letters from the Nasdaq Listing Qualifications Panel relating to its failure to file its Quarterly Reports on Form 10-Q for the quarters ended June 30, 2007 and September 30, 2007. The Company also previously announced that on February 8, 2008, the Company received notice from The Nasdaq Stock Market that the Nasdaq Listing and Hearing Review Council determined to review the Nasdaq Listing Qualifications Panel’s decision to suspend the Company’s preferred securities from trading on The Nasdaq Stock Market. The Company’s preferred securities will continue to be listed for trading on The Nasdaq Stock Market pending any further action of the Nasdaq Listing and Hearing Review Council.
Forward Looking Statements
This press release may contain some information that constitutes “forward-looking statements.” Such information can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “intend,” “continue,” or “believe,” or the negatives or other variations of these terms or comparable terminology. Forward-looking statements with respect to future financial conditions, results of operations and businesses of the Company are always subject to various risk and market factors out of management’s control which could cause future results to differ materially from current management expectations or estimates and as such should be understood. Such factors include particularly, but are not limited to the possibility of prolonged adverse economic conditions or that an adverse interest rate environment could develop. For a discussion of these and other risks and uncertainties, please refer to Item 1A of the Company’s Annual Report on Form 10-K for the most recently completed fiscal year. Except as required by applicable securities laws, the Company does not intend, and specifically disclaims any obligation, to update forward-looking statements.
About the Company
Westernbank Puerto Rico, a wholly owned subsidiary of W Holding Company, Inc., is the second-largest commercial bank in Puerto Rico, based on total assets, operating through 56 full-fledged branches (including 20 Expresso of Westernbank branches), including 33 in the southwestern region of Puerto Rico, 7 in the northeastern region, 14 in the San Juan Metropolitan area and 2 in the eastern region of Puerto Rico, and a fully functional banking site on the Internet. W Holding Company, Inc. also owns Westernbank Insurance Corp., a general insurance agent placing property, casualty, life and disability insurance, whose results of operations and financial condition are reported on a consolidated basis.
You may contact Mr. Vixson Baez, with appropriate questions regarding this press release at (787) 834-8000 ext. 5535, or via email at vixson.baez@wbpr.com or westernbank@wbpr.com; or visit http://www.wholding.com.